As filed with the Securities and Exchange Commission on September 4, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELINTA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4440364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 George Street

Suite 301

New Haven, Connecticut 06511

(Address of Principal Executive Offices)

Melinta Therapeutics, Inc. 2011 Equity Incentive Plan

(Full title of the plan)

Daniel Mark Wechsler

Chief Executive Officer

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

(908) 617-1309

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gordon R. Caplan, Esq.

Sean M. Ewen, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” (in Rule 12b-2 of the Exchange Act) (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	674,358	$4.63	$3,118,905.75	$388.30

(1)

Represents the additional 879,957 shares of common stock of Melinta Therapeutics, Inc. (the “Company”), par value $0.001 per share, that were automatically added to the shares reserved for issuance under the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), on January 1, 2018 pursuant to an “evergreen” provision contained in the Plan, less (i) 65,152 shares of the common stock of the Company that were available for issuance under the Plan on April 20, 2018 and became available for issuance under the Melinta Therapeutics, Inc. 2018 Stock Incentive Plan upon approval of such by the Company’s stockholders at its 2018 Annual Meeting of Stockholders on June 12, 2018 (the “2018 Plan”) and (ii) 140,447 shares of the common stock of the Company that became available for issuance under the 2018 Plan as of June 30, 2018 as a result of awards outstanding under the Plan expiring or being canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the awards related. Pursuant to such provision, on January 1st of each year through January 1, 2018, the number of shares of the Company’s common stock reserved for issuance under the Plan is automatically increased by an amount equal to the lesser of: (i) 4% of the total number of shares of common stock outstanding on December 31st of the preceding fiscal year; and (ii) such lesser number of shares of common stock determined by the Company’s board of directors. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of the Company’s common stock that may become issuable under the Plan as a result of any future stock splits, stock dividends or similar adjustments of the Company’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the common stock of the Company as reported on the NASDAQ Global Market on August 29, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Melinta Therapeutics, Inc. (the “Company”) to register 879,957 shares of the Company’s common stock, par value $0.001 per share issuable under the Company’s 2011 Equity Incentive Plan, as amended. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this Registration Statement the contents of its registration statements relating to such plan, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on May 11, 2012, August 29, 2013, May 29, 2015 and August 10, 2017 (File Nos. 333-181358, 333-190891, 333-204560, and 333-219881), except as expressly modified herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date	Filed Herewith

5.1	Opinion of Willkie Farr & Gallagher LLP				X

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X

99.1	Melinta Therapeutics, Inc. 2011 Equity Incentive Plan	S-8	10.1	May 29, 2015

99.2	Amendment No. 1 to the Melinta Therapeutics, Inc. 2011 Equity Incentive Plan	8-K	10.1	March 14, 2018

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 4th day of September, 2018.

MELINTA THERAPEUTICS, INC.

By:	/s/ Daniel Mark Wechsler
Daniel Mark Wechsler Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Melinta Therapeutics, Inc., do hereby constitute and appoint Daniel Mark Wechsler and Paul Estrem, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Daniel Mark Wechsler	Daniel Mark Wechsler Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2018

/s/ Paul Estrem	Paul Estrem Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2018

/s/ Kevin T. Ferro	Kevin T. Ferro Chairman of the Board	September 4, 2018

/s/ James J. Galeota, Jr.	James J. Galeota, Jr. Director	September 4, 2018

/s/ Cecilia Gonzalo	Cecilia Gonzalo Director	September 4, 2018

/s/ David Gill	David Gill Director	September 4, 2018

/s/ John H. Johnson	John H. Johnson Director	September 4, 2018

/s/ Thomas P. Koestler	Thomas P. Koestler Director	September 4, 2018

/s/ Garheng Kong	Garheng Kong Director	September 4, 2018

/s/ David Zaccardelli	David Zaccardelli Director	September 4, 2018